Exhibit (k)(ii)

ESCROW AGREEMENT

This ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Agreement”) is made and entered into as of _________ [__], 2015, by and among The Gabelli Go Anywhere Trust, a statutory trust formed under the laws of the State of Delaware (the “Company”), G.research, Inc., a corporation formed under the laws of the State of New York (the “Distributor”), and Computershare Trust Company, N.A. (the “Escrow Agent”).

WHEREAS, the Company will offer (the “Offering”) to sell common shares of beneficial interest, par value $0.001 (“Common Shares”), and Series A Puttable and Callable Preferred Shares, par value $0.001 per share (“Preferred Shares”), in combinations each consisting of three Common Shares and one Preferred Share (“Combinations”), to certain persons (the “Investors”) identified by the subscription agreements executed by the Investors (the “Subscription Agreements”);

WHEREAS, the Company has entered into a Distribution Agreement with the Distributor pursuant to which the Distributor has agreed to sell, as agent for the Company, on a best efforts basis, the Common Shares and Preferred Shares (the “Distribution Agreement”);

WHEREAS, the Offering will commence promptly after the effective date of the Company’s registration statement relating to the Offering, but in no event earlier than June [ ], 2015, and will cease at 5:00 p.m., New York City time on the Expiration Date (the “Offering Period”) (the term “Expiration Date” means July [ ], 2015, unless and until the Company shall, in its sole discretion, have extended the period for which the Offering is open as permitted by the Company’s offering document, in which event the term “Expiration Date” with respect to the Offering will mean the latest time and date on which the Offering, as so extended by the Company, with prior notice to the Escrow Agent, will expire);

WHEREAS, the Company and the Distributor desire to use an escrow agent to provide certain escrow functions in connection with such offer and sale;

WHEREAS, the Company and the Distributor wish to engage the Escrow Agent to act, and the Escrow Agent is willing to act, as escrow agent hereunder and, in that capacity, to hold, administer and distribute the amounts deposited in escrow hereunder in accordance with, and subject to, the terms of this Agreement; and

WHEREAS, the Escrow Agent is a “bank” as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agrees as follows:

1.         Appointment.  The Company hereby appoints the Escrow Agent as its escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.         Escrow Account.

(a)        Pursuant to the Subscription Agreements, the Investors are directed to wire funds, or send checks or money orders (collectively, “Instruments of Payment”), to the Escrow Agent.  The Company hereby authorizes the Escrow Agent to accept Instruments of Payment from the Investors (collectively, the “Escrow Deposit”).  The Escrow Agent shall hold the Escrow Deposit and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Deposit and the proceeds thereof (the “Escrow Account”) as directed in Section 3.

(b)        Investors will be instructed by the Distributor or a soliciting dealer to make their Instruments of Payment payable as provided herein and the Distributor or soliciting dealers may instruct Investors to remit their Instruments of Payment directly to the Escrow Agent. Investors will be directed to make Instruments of Payment payable to the order of “Computershare Trust Company, N.A., Escrow Agent for The Gabelli Go Anywhere Trust,” or “Computershare, Escrow Agent for GGO,” or a recognizable contraction or abbreviation thereof. Any Instrument of Payment received made payable to any party other than the Escrow Agent shall be returned to the Investor who submitted the Instrument of Payment in a timely fashion in accordance with applicable law.

(c)        Instruments of Payment received by the Distributor or a soliciting dealer which conform to the instructions set forth herein shall be transmitted to the Escrow Agent for deposit pursuant to one of the following methods:

(i)         Where, pursuant to the Distributor’s or a soliciting dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and Instruments of Payment are received from Investors, Instruments of Payment will be transmitted by noon Eastern Time of the next business day following receipt by the Distributor or a soliciting dealer to the Escrow Agent.

(ii)        Where, pursuant to the Distributor’s or a soliciting dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, Instruments of Payment will be transmitted by 5:00 pm Eastern Time of the next business day following receipt by the Distributor or a soliciting dealer to the office of the Distributor or soliciting dealer conducting such final internal supervisory review (the “Final Review Office”).  The Final Review Office will in turn transmit by noon Eastern Time of the next business day following receipt at a different location by the Final Review Office such Instruments of Payment to the Escrow Agent.

(iii)        The Distributor may authorize certain soliciting dealers which are “$250,000 broker-dealers” to instruct Investors to make their Instruments of Payment payable directly to the soliciting dealer.  In such case, the soliciting dealer will collect the proceeds of the Investors’ Instruments of Payment and issue an Instrument of Payment for the aggregate amount of the subscription proceeds made payable to the order of the Escrow Agent.

(d)        Section 10 below sets forth the address and wiring instructions for Instruments of Payment.

(e)        The Escrow Agent agrees to promptly process for collection the Instruments of Payment upon deposit into the Escrow Account.  Deposits shall be held in the Escrow Account until such funds are disbursed in accordance with Section 4 hereof.  Prior to disbursement of the funds deposited in the Escrow Account, such funds shall not be subject to claims by creditors of the Company, the Company’s distributor, any soliciting dealers or any of their respective affiliates.  If any of the Instruments of Payment are returned to the Escrow Agent for nonpayment, the Escrow Agent shall promptly notify the Company in writing by mail, email or facsimile of such nonpayment, and is authorized to debit the Escrow Account, as applicable, in the amount of such returned payment as well as any interest earned on the amount of such payment.

(f)         If the Company rejects any subscription for which the Escrow Agent has collected funds, the Escrow Agent shall, upon the written request of the Company, promptly issue a refund to the rejected Investor.  If the Company rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the Investor’s check for collection, the Escrow Agent shall promptly return the funds in the amount of the Investor’s check to the rejected Investor after such funds have been collected.  If the Escrow Agent has not yet submitted a rejected Investor’s check for collection, the Escrow Agent shall promptly remit the Investor’s check directly to the Investor.

3.         Investment of the Escrow Account.

(a)        The Escrow Agent shall invest the Escrow Account at one or more of the banks listed in Schedule 4 to this Agreement, each of which shall be a commercial bank with capital exceeding $500,000,000 (each such bank, an “Approved Bank”).  In accordance with Rule 15c2-4 under the Securities Exchange Act of 1934, such investments may only consist of (i) bank accounts at such Approved Bank, (ii) bank money-market accounts at such Approved Bank, (iii) short-term certificates of deposit issued by such Approved Bank or (iv) short-term securities issued or guaranteed by the U.S. government. The Escrow Agent shall pay interest on the Escrow Account at a rate equal to the then current three month U.S. Treasury Bill rate. Such interest shall accrue to the Escrow Account within three (3) business days of each month end. Escrow Agent shall be entitled to retain for its own benefit, as additional compensation for its services hereunder, any other benefits, which do not constitute interest to be delivered hereunder, earned in connection with the Escrow Account (e.g. reduced account charges) and that is not otherwise payable pursuant to this Agreement. Escrow Agent will not provide any investment advice in connection with this Agreement.

(b)        The amounts held in custody by the Escrow Agent pursuant to this Agreement are at the sole risk of the Company and, without limiting the generality of the foregoing, the Escrow Agent shall have no responsibility or liability for any diminution of the Escrow Amount which may result from any deposits made pursuant to this Agreement, including any losses resulting from a default by an Approved Bank or any other credit losses (whether or not resulting from such default) or other losses on any deposit required to be liquidated in order to make a payment required hereunder.  The Company acknowledges and agrees that the Escrow Agent is acting prudently and at its direction when depositing the Escrow Amount at any Approved Bank, and the Escrow Agent is not required to make any further inquiries in respect of any Approved Bank.

(c)        The Escrow Agent shall not invest the Escrow Account or any earnings or interest derived therefrom in any investment other than at an Approved Bank in accordance with this Agreement without the prior written direction or approval from the Company.

4.         Claims and Payment; Release from Escrow

(a)        Release of the Escrow Account.  Promptly after the Expiration Date, the Escrow Agent shall provide to the Company a final electronic statement showing the amount of Escrow Deposits received and posted.  Upon receiving written instructions substantially in the form of Schedule 1 as to the disbursement of the Escrow Account (the “Written Instructions”) signed by two authorized signatories of the Company, the Escrow Agent shall transfer the Escrow Account to the Company or any third party indicated in such notice, in the amounts specified by the Company in such Written Instructions. The Written Instructions shall be deemed to constitute confirmation by the Company of its agreement that the Escrow Account contains Escrow Deposits received and posted in an amount equal to or greater than $80,000,000 and a representation that (i) the Company has met the minimum required standards for listing the Common Shares, Preferred Shares and Combinations on the New York Stock Exchange or NYSE MKT and (ii) the

Company’s Board of Trustees has determined to complete the Offering.  For purposes of this Agreement, the term “Escrow Deposits received and posted” shall mean all funds received by the Escrow Agent as Escrow Deposits prior to the expiration of the Offering Period that have cleared normal banking channels and are in the form of cash or cash equivalents. Except as otherwise provided in this Agreement, the Escrow Agent shall rely conclusively on any Written Instructions and shall have no responsibility to determine whether the information set forth therein, including the amount of the payment of the Escrow Account, is accurate or correct.

(b)        Oversubscription/Rejection.  If the Escrow Agent receives Instruments of Payment from Investors in aggregate equal to or greater than the maximum amount of the offering as communicated in writing to it by the Company, the Escrow Agent shall immediately notify the Company in writing, by facsimile or by e-mail.  If at any time prior to the release of an Investor’s subscription pursuant to the terms of this Agreement, the Company shall deliver to the Escrow Agent a written notice to the effect that any or all of the subscription of such Investor has been rejected (the “Rejected Subscription Amount”) by the Company, the Escrow Agent shall, promptly after receipt of such written notice, which notice shall include wire or mailing information for such Investor, return to such Investor the amount of such Rejected Subscription Amount.

(c)        Failure to Close.  In the event the Escrow Agent does not receive Escrow Deposits totaling at least $80,000,000 prior to the expiration of the Offering Period, or if the Company shall deliver to the Escrow Agent a written notice stating that the closing conditions to the offering contemplated by this Agreement have not been satisfied, then the Escrow Agent shall promptly return to each Investor the amount received from such Investor, without deduction, penalty or expense to the Investor, and the Escrow Agent shall notify the Company and the Distributor of its distribution of such funds.

(d)        Reporting.

(i)         The Escrow Agent shall provide the Company with an electronic statement on a daily basis showing the amount of Escrow Deposits received and posted, as well as any transfers made by the Escrow Agent.

(ii)        The Distributor will maintain and deliver to the Escrow Agent, or cause to be maintained and delivered to the Escrow Agent, a written account of each sale, which account shall set forth, among other things, the following information: (A) the Investor’s name and address, (B) the number of Common Shares, Preferred Shares and Combinations purchased by the Investor, and (C) the amount paid by the Investor for the Common Shares, Preferred Shares and Combinations.  During the escrow period neither the Company nor the Distributor will be entitled to any principal funds received into the Escrow Account.

(iii)       After receiving an Escrow Deposit into the Escrow Account, the Escrow Agent shall use its best efforts to notify the Company in writing or by facsimile or email of its receipt of such Escrow Deposit.  The Company shall be entitled to inquire by telephone as to the balance of the Escrow Account from time to time.

(e)        Notwithstanding anything to the contrary in this Agreement, if any amount to be released at any time or under any circumstances exceeds the balance in the Escrow Account, the Escrow Agent shall release the balance in the Escrow Account and shall have no liability or responsibility to the Company for any deficiency.

(f)         All Escrow Deposits received by the Escrow Agent are subject to clearance time, and the funds represented cannot be drawn until such time as the same constitutes good and collected funds.

(g)        Upon delivery of any and all remaining balance in the Escrow Account by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 8.

5.         Escrow Agent.

(a)        The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Company and the Investors, in connection herewith, if any, including without limitation the Distribution Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such  agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement.  In the event of any conflict between the terms and provisions of this Agreement, those of the Distribution Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Company and the Investors, the terms and conditions of this Agreement shall control. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the Company without inquiry and without requiring substantiating evidence of any kind.  The Escrow Agent shall not be liable to the Company, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Account, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 11 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 11.  The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.  The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Account, including, without limitation, the Escrow Deposit nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b)        The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct resulted in any loss to the Company.  The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents.  The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it.  The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons.  In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from the Company hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction.  The Company agrees to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.  Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever

(including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6.         Succession.

(a)        The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Company specifying a date when such resignation shall take effect.  If the Company has failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.  Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Account (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8 hereunder.  In accordance with Section 8 below, but subject to the last sentence of Section 7 below, the Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Agreement.

(b)        Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

7.         Compensation and Reimbursement.  The Company agrees to (a) pay the Escrow Agent all reasonable compensation for the services to be rendered hereunder as described in Schedule 3 attached hereto, and (b) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Agreement.  The Escrow Agent shall have no lien on, or right to deduct or withhold from, the Escrow Account, or proceeds thereof, for any sums owed to it under this Agreement.

8.         Indemnity.

(a)        Subject to Section 8(c) below, Escrow Agent shall be liable for any losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigations, investigations, costs or expenses (including without limitation, the fees and expenses of outside counsel and experts and their staffs and all expenses of document location, duplication and shipment)(collectively “Losses”) only to the extent such Losses are determined by a court of competent jurisdiction to be a result of Escrow Agent’s gross negligence or willful misconduct; provided, however, that any liability of Escrow Agent will be limited in the aggregate to the Escrow Deposits deposited by the Investors with the Escrow Agent.

(b)        The Company shall indemnify and hold Escrow Agent harmless from and against, and Escrow Agent shall not be responsible for, any and all Losses arising out of or attributable to Escrow Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Losses or enforcing this Agreement, except to the extent of liability described in Section 8(a) above.

(c)        Without limiting the Company’s indemnification obligations set forth in Section 8(b) above, neither the Company nor the Escrow Agent shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

(d)        This Section 8 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

9.         Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a)        Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, the Company acknowledges that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Company’s identity including without limitation name, address and organizational documents (“identifying information”). The Company agrees to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b)        Certification and Tax Reporting.  The Company agrees to provide the Escrow Agent with its fully executed Internal Revenue Service (“IRS”) Form W-8 or Form W-9 upon the execution of this Agreement.  The Company understands that, in the event its tax identification number is not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Account.  The Company agrees to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement.  The Company hereby represents and warrants to the Escrow Agent that (i) there is no sale or transfer of a United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement; and (ii) such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

10.        Notices. All communications hereunder shall be in writing and except for communications from the Company setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 11 below), shall be deemed to be duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served:

(a) by facsimile;
(b) by overnight courier; or
(c) by prepaid registered mail, return receipt requested;

to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to the Company:	G.research, Inc.
One Corporate Center
Rye, NY 10580
Attention: Agnes Mullady
Facsimile No. (914) 921-5118

If to the Escrow Agent:	Computershare Trust Company, N.A.
8742 Lucent Boulevard, Suite 225
Highlands Ranch, CO 80129
Attention:  John Wahl / Rose Stroud
Facsimile No. (303) 262-0608

Check Mailing Address:	Computershare
250 Royall Street
Canton, MA 02021
Attn: Catherine Deluca
Ref: GGOP The Gabelli GO Anywhere Trust

Wire Instructions:	Bank of America, N.A.
ABA: 026009593
Swift Code: BOFAUS3N
Account Number: 4427620409
Account Name: Computershare Trust Company N.A. AAF The Gabelli Go Anywhere Trust
Ref: GGOP

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office.  In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.  For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

11.        Security Procedures.

(a)        Notwithstanding anything to the contrary as set forth in Section 10, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to the Written Instructions described in Section 4 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile and no instruction for or related to the transfer or distribution of the Escrow Account, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile at the number provided to the Company by the Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number.

(b)        In the event funds transfer instructions are so received by the Escrow Agent by facsimile, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 2 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated.  The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 2, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of the Company’s  executive officers, (“Executive Officers”), as the case may be, which shall include the titles of President, Chief Executive Officer, Controller, General Counsel and Chief Financial Officer, as the Escrow Agent may select.  Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.

(c)        The Company acknowledges that the security procedures set forth in this Section 11 are commercially reasonable.

12.        Compliance with Court Orders.  In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13.        Miscellaneous.  The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent, the Distributor and the Company.  Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent, the Distributor or the Company, except as provided in Section 6, without the prior consent of the Escrow Agent, the Distributor and the Company. This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts.  Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the Commonwealth of Massachusetts or United States federal court, in each case, sitting in Massachusetts.  The Company, the Distributor and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.  No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.  A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.  The Company represents, warrants and covenants that each document, notice, instruction or request provided by the Company to Escrow Agent shall comply with applicable laws and regulations.  Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written.  Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Company any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same.

*           *          *          *          *

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

THE GABELLI GO ANYWHERE TRUST

By:

Name:

Title:

G.RESEARCH, INC.

By:

Name:

Title:

COMPUTERSHARE TRUST COMPANY, N.A.
as Escrow Agent

By:

Name:

Title:

[Signature Page to Escrow Agreement]

SCHEDULE 1

WRITTEN INSTRUCTIONS
FOR RELEASE OF ESCROW FUNDS

Pursuant to Section 4(a) of the Escrow Agreement dated as of _________ __, 2015, by and among The Gabelli Go Anywhere Trust (the “Company”), G.research, Inc. and Computershare Trust Company, N.A. (the “Escrow Agent”), the Company hereby instructs the Escrow Agent to release $[___________] from the Escrow Account in accordance with the following instructions:

Wire Instructions:

Account Name:
Account Number:
Bank Name:
Bank ABA Number:
Bank Address:

For credit to:
Special Instructions:

Bank Check:

Payee Name:
Mailing Address:

THE GABELLI GO ANYWHERE TRUST

By:
Name:
Title:

By:
Name:
Title:

Date:

SCHEDULE 2

Telephone Number(s) and authorized signature(s) for
Person(s) Designated to give and confirm Funds Transfer Instructions

If from the Company:

	Name	Telephone Number	Cell Number	Signature

1.

2.

3.

4.

SCHEDULE 3

ESCROW AGENT FEES

SCHEDULE 4

APPROVED BANKS

Bank of America
BMO Harris Bank, N.A.
Rabobank
RBS (and affiliates)
RBS Citizens
Huntington Bank
Societe Generale
Citibank,N.A.
PNC Bank NA
Fifth Third Bank